JOINT INSURED AGREEMENT

          WHEREAS,    Sage   Multi-Strategy   Fund,   L.L.C.   ("Sage")   is   a
non-diversified, closed-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS,   Robeco-Sage   Triton   Fund,   L.L.C.   ("Triton")   is   a
non-diversified, closed-end management investment company registered as such under the 1940 Act; and

          WHEREAS, Sage and Triton are required to provide and maintain a fidelity bond pursuant to Rule 17g-1 under the 1940 Act; and

          WHEREAS, paragraph (b) of Rule 17g-1 provides that the fidelity bond may be in the form of a joint insured bond covering Sage and Triton; and

          WHEREAS, the Board of Managers of Sage and Triton, including a majority of those Managers who are not "interested persons" (as that term is defined by the 1940 Act) of Sage or Triton, respectively, have made the determinations required by Rule 17g-1, including those provisions specifically applicable to a joint insured bond;

          NOW, THEREFORE, Sage and Triton hereby agree as follows:

          1. Sage and Triton will each pay a portion of the premiums for the joint insured fidelity bond which is allocated to each party pro rata according to the percentage the party's net assets bears to the aggregate net assets of all the insured parties.

          2. In the event recovery is received under the joint insured bond as a result of a loss sustained by more than one of the insured parties, each party shall receive an equitable and proportionate share of the recovery, but such recovery shall be in an amount at least equal to the amount which such party would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act.

          This  Agreement  may  be  executed   simultaneously  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Dated:  September 12, 2005               SAGE MULTI-STRATEGY FUND, L.L.C.

                                         By:  /s/ Timothy J. Stewart
                                              ----------------------------------
                                              Name:  Timothy J. Stewart
                                              Title: Manager


                                         ROBECO-SAGE TRITON FUND, L.L.C.

                                         By:  /s/ Timothy J. Stewart
                                              ----------------------------------
                                              Name:  Timothy J. Stewart
                                              Title: Manager